UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2005

Freescale Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32241	20-0443182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas	78735

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,including area code: 512.895.2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Freescale entered into a Separation and Release Agreement (the “Separation Agreement”) with Scott A. Anderson, President and Chief Operating Officer effective February 17, 2005. Under the terms of the Separation Agreement, Mr. Anderson’s duties and responsibilities as President and Chief Operating Officer ceased on February 12, 2005 but his employment with Freescale will continue through July 29, 2005 at his regular base salary and benefits in effect as of February 12, 2005. Pursuant to the Separation Agreement, Mr. Anderson will be paid a separation allowance of $1,700,192. The Separation Agreement further provides that Mr. Anderson is eligible to receive an incentive payment from Freescale under the company’s incentive plan for 2004, as well as a payment under the 2004 Freescale Special Incentive Plan for the 2004 plan year, both in accordance with the terms of those plans. The Separation Agreement also incorporates the agreement by Freescale to make certain payments to Mr. Anderson as a result of his participation in the Motorola Elected Officer Supplemental Retirement Plan entered into as part of the separation of Freescale from Motorola, Inc. in 2004. A copy of the Separation Agreement is filed as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

Separation and Release Agreement by and between Freescale Semiconductor, Inc. and Scott A. Anderson, effective February 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Inc.

February 17, 2005	By:	/s/ John D. Torres

Name: John D. Torres Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Separation and Release Agreement—Scott A. Anderson